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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 5)*

                            JOHN H. HARLAND COMPANY
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   412693103
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                               DECEMBER 31, 2004
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)

        [X] Rule 13d-1(c)

        [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                              (Page 1 of 10 Pages)

CUSIP No. 412693103                   13G                    Page 2 of 10 Pages

1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        RICHARD W. COURTS, II
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [ ]
        (b) [X]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES OF AMERICA
-------------------------------------------------------------------------------
                      5         SOLE VOTING POWER
                                39,600
NUMBER OF SHARES      ---------------------------------------------------------
 BENEFICIALLY         6         SHARED VOTING POWER
  OWNED BY                      969,500
    EACH              ---------------------------------------------------------
  REPORTING           7         SOLE DISPOSITIVE POWER
 PERSON WITH                    39,600
                      ---------------------------------------------------------
                      8         SHARED DISPOSITIVE POWER
                                969,500
-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        969,500 (NOT TO BE CONSTRUED AS AN ADMISSION OF BENEFICIAL OWNERSHIP
        OF ALL SHARES)
-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES (SEE INSTRUCTIONS)                                           [ ]
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.49% (BASED ON 27,806,528 SHARES OF COMMON STOCK REPORTED AS OUTSTANDING BY THE ISSUER IN ITS FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 24, 2004)
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
-------------------------------------------------------------------------------

CUSIP No. 412693103                   13G                    Page 3 of 10 Pages


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        LYNDA B. COURTS
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [ ]
        (b) [X]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES OF AMERICA
-------------------------------------------------------------------------------
                      5         SOLE VOTING POWER
                                1,200
NUMBER OF SHARES      ---------------------------------------------------------
 BENEFICIALLY         6         SHARED VOTING POWER
  OWNED BY                      0
    EACH              ---------------------------------------------------------
  REPORTING           7         SOLE DISPOSITIVE POWER
 PERSON WITH                    1,200
                      ---------------------------------------------------------
                      8         SHARED DISPOSITIVE POWER
                                0
-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,200
-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES (SEE INSTRUCTIONS)                                           [ ]
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        LESS THAN 1% (BASED ON 27,806,528 SHARES OF COMMON STOCK REPORTED AS OUTSTANDING BY THE ISSUER IN ITS FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 24, 2004)
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
-------------------------------------------------------------------------------

CUSIP No. 412693103                   13G                    Page 4 of 10 Pages


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ATLANTIC INVESTMENT COMPANY
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [ ]
        (b) [X]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        STATE OF GEORGIA
-------------------------------------------------------------------------------
                      5         SOLE VOTING POWER
                                600,750
NUMBER OF SHARES      ---------------------------------------------------------
 BENEFICIALLY         6         SHARED VOTING POWER
  OWNED BY                      0
    EACH              ---------------------------------------------------------
  REPORTING           7         SOLE DISPOSITIVE POWER
 PERSON WITH                    600,750
                      ---------------------------------------------------------
                      8         SHARED DISPOSITIVE POWER
                                0
-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        600,750
-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES (SEE INSTRUCTIONS)                                           [ ]
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        2.16% (BASED ON 27,806,528 SHARES OF COMMON STOCK REPORTED AS OUTSTANDING BY THE ISSUER IN ITS FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 24, 2004)
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO
-------------------------------------------------------------------------------

CUSIP No. 412693103                   13G                    Page 5 of 10 Pages


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        COURTS FOUNDATION, INC.
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [ ]
        (b) [X]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        STATE OF GEORGIA
-------------------------------------------------------------------------------
                      5         SOLE VOTING POWER
                                320,450
NUMBER OF SHARES      ---------------------------------------------------------
 BENEFICIALLY         6         SHARED VOTING POWER
  OWNED BY                      0
    EACH              ---------------------------------------------------------
  REPORTING           7         SOLE DISPOSITIVE POWER
 PERSON WITH                    320,450
                      ---------------------------------------------------------
                      8         SHARED DISPOSITIVE POWER
                                0
-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        320,450
-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES (SEE INSTRUCTIONS)                                           [ ]
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.15% (BASED ON 27,806,528 SHARES OF COMMON STOCK REPORTED AS OUTSTANDING BY THE ISSUER IN ITS FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 24, 2004)
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        EP
-------------------------------------------------------------------------------

CUSIP No. 412693103                   13G                    Page 6 of 10 Pages


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        COURTS & CO., INCORPORATED
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [ ]
        (b) [X]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        STATE OF GEORGIA
-------------------------------------------------------------------------------
                      5         SOLE VOTING POWER
                                7,500
NUMBER OF SHARES      ---------------------------------------------------------
 BENEFICIALLY         6         SHARED VOTING POWER
  OWNED BY                      0
    EACH              ---------------------------------------------------------
  REPORTING           7         SOLE DISPOSITIVE POWER
 PERSON WITH                    7,500
                      ---------------------------------------------------------
                      8         SHARED DISPOSITIVE POWER
                                0
-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        7,500
-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES (SEE INSTRUCTIONS)                                           [ ]
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        LESS THAN 1% (BASED ON 27,806,528 SHARES OF COMMON STOCK REPORTED AS OUTSTANDING BY THE ISSUER IN ITS FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 24, 2004)
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO
-------------------------------------------------------------------------------

CUSIP No. 412693103                   13G                    Page 7 of 10 Pages


ITEM 1(A).  NAME OF ISSUER:

            John H. Harland Company

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            2939 Miller Road
            Decatur, Georgia  30035

ITEM 2(A).  NAME OF PERSON FILING:

            Richard W. Courts, II
            Lynda B. Courts
            Atlantic Investment Company
            Courts Foundation, Inc.
            Courts & Co., Incorporated

ITEMS 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

            The Hurt Building
            50 Hurt Plaza
            Atlanta, Georgia  30303

ITEM 2(C).  CITIZENSHIP:

            Richard W. Courts, II, United States of America
            Lynda B. Courts, United States of America
            Atlantic Investment Company, incorporated under the laws of the State of Georgia
            Courts Foundation, Inc., organized under the laws of the State of Georgia
            Courts & Co., Incorporated, incorporated under the laws of the State of Georgia

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(E).  CUSIP NUMBER:

            412693103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                  78c).

CUSIP No. 412693103                   13G                    Page 8 of 10 Pages


         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

         (f) [X] An employee benefit plan or endowment fund in accordance with ss.240.13d- 1(b)(1)(ii)(F) (AS TO COURTS FOUNDATION, INC.);

         (g) [ ] A parent holding company or control person in accordance withss.240.13d- 1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a- 3);

         (j) [ ]  Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

         (A)      AMOUNT BENEFICIALLY OWNED:

         Richard W. Courts, II is the direct owner of 39,600 shares of common stock. As Chairman of Atlantic Investment Company, he has voting and investment power over 600,750 shares of common stock. As President of the Courts Foundation, Inc., he has voting and investment power over 320,450 shares of common stock. As Chief Executive Officer of Courts & Co., Incorporated, he has voting and investment power over 7,500 shares of common stock. His wife Lynda
B. Courts directly owns 1,200 shares of common stock; however, Mr. Courts disclaims beneficial ownership of these shares.

         Lynda B. Courts directly owns 1,200 shares of common stock.

         Sapelo L.P. directly owns 600,750 shares of common stock. Atlantic Investment Company, as general partner, has sole investment and voting power over the 600,750 shares held by Sapelo L.P.

         Courts Foundation, Inc. directly owns 320,450 shares of common stock.

         Courts & Co., Incorporated directly owns 7,500 shares of common stock.

         (B)      PERCENT OF CLASS:

         3.49% in the aggregate, based on 27,806,528 shares of common stock reported as outstanding by John H. Harland Company in its Form 10-Q for the quarter ended September 24, 2004.

CUSIP No. 412693103                   13G                    Page 9 of 10 Pages


         (C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:


                                      (i)             (ii)             (iii)              (iv)
                                   Sole Power     Shared Power     Sole Power to     Shared Power to
                                   to Vote or       to Vote or       Dispose or to    Dispose or to
                                    to Direct       to Direct         Direct the        Direct the
                                    the Vote         the Vote       Disposition of    Disposition of

Richard W. Courts, II                 39,600          969,500           39,600          969,500
Lynda B. Courts                        1,200                0            1,200                0
Atlantic Investment Company          600,750                0          600,750                0
Courts Foundation, Inc.              320,450                0          320,450                0
Courts & Co., Incorporated             7,500                0            7,500                0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         As of the date hereof, the reporting persons have ceased to be the beneficial owners of more than five percent of the common stock of John H. Harland Company.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10.  CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 412693103                   13G                   Page 10 of 10 Pages


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 2, 2005


                                                /s/ Richard W. Courts, II
                                        ---------------------------------------
                                        Richard W. Courts, II

                                                  /s/ Lynda B. Courts
                                        ---------------------------------------
                                        Lynda B. Courts


                                        Atlantic Investment Company


                                        By: /s/ Richard W. Courts, II
                                            -----------------------------------
                                            Richard W. Courts, II, Chairman


                                        Courts Foundation, Inc.


                                        By: /s/ Richard W. Courts, II
                                            -----------------------------------
                                            Richard W. Courts, II, President


                                        Courts & Co., Incorporated


                                        By: /s/ Richard W. Courts, II
                                            -----------------------------------
                                            Richard W. Courts, II,
                                            Chief Executive Officer